Exhibit 99.1

Jounce Therapeutics Reports Third Quarter 2020 Financial Results

-On track to begin enrollment in the Phase 1 trial for JTX-8064 by year-end 2020-

-Established exclusive license agreement with Gilead for JTX-1811-

-Initiated the Phase 2 SELECT biomarker selection trial of vopratelimab in combination with JTX-4014-

-Company to host conference call and webcast today at 8:00 AM ET-

CAMBRIDGE, Mass., November 6, 2020 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the third quarter ended September 30, 2020, and provided a corporate update.

“Jounce made continued progress this quarter and I am very proud of the work our team has done to initiate our next clinical study, SELECT, and move our lead macrophage program, JTX-8064, an inhibitor of the LILRB2 (or ILT4) receptor, towards the clinic. Notably, we also entered into a license agreement with Gilead for our anti-CCR8 program JTX-1811,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “Our broad pipeline of clinical and preclinical programs targets both PD-1 naïve and experienced patient populations, allowing for the potential to extend clinical benefit to individuals who have not previously benefited from IO therapy. We look forward to leveraging our expertise and IO pipeline to further our goal of bringing the right immunotherapies to the right patients.”

Pipeline Update:
Clinical Programs: Vopratelimab and JTX-4014
•Initiated Phase 2 SELECT trial of vopratelimab: Jounce initiated the randomized Phase 2 SELECT trial to evaluate vopratelimab in combination with JTX-4014, a PD-1 inhibitor, versus JTX-4014 alone in immunotherapy naïve TISvopra biomarker-selected, second line NSCLC patients. Jounce expects to enroll approximately 75 patients outside the U.S. and expects to report clinical data in late 2021.

•Reported interim analysis data from Phase 2 EMERGE trial and announced no expansion of enrollment: The interim analysis of the EMERGE Phase 2 clinical trial of the ipilimumab and vopratelimab combination did not meet its pre-specified criteria for expansion of the study. Overall survival and biomarkers will continue to be evaluated.

Preclinical Development Programs: JTX-8064 and JTX-1811
•On track to initiate Phase 1 clinical trial of JTX-8064 by year-end 2020: Enrollment in the Phase 1 dose escalation trial of JTX-8064, a highly-selective, potential first in class antibody that targets the Leukocyte Immunoglobulin Like Receptor B2 (LILRB2 or ILT4) on macrophages, is expected to begin by year-end 2020.

•New JTX-8064 preclinical data to be presented at the Society for Immunotherapy of Cancer’s (SITC) 2020 Annual Meeting: On November 11, 2020 Jounce will present additional preclinical data for JTX-8064 at the SITC Annual Meeting. The poster will include data informing the indication selection and biomarker strategies for JTX-8064 to maximize potential therapeutic benefit for patients with solid tumor malignancies.

•Established exclusive license agreement with Gilead for the development and commercialization of JTX-1811: In September 2020, Jounce announced an exclusive license agreement providing Gilead with the worldwide rights to JTX-1811, Jounce’s highly selective, potential first-in-class antibody designed to selectively deplete immunosuppressive tumor-infiltrating T regulatory cells. The transaction closed in October 2020 and Jounce received $120 million in cash, including a $35 million equity investment. Under the terms of the agreement, Jounce continues to progress JTX-1811 to IND clearance and is on track for an IND filing in the first half 2021.

Third Quarter 2020 Financial Results:
•Cash position: As of September 30, 2020, cash, cash equivalents and investments were $105.3 million, compared to $170.4 million as of December 31, 2019. The decrease in cash, cash equivalents and investments was primarily due to operating expenses incurred during the period. Not included in the September 30, 2020 cash balance is the $120.0 million we received upon the closing of the Gilead agreements in October 2020.
•License and collaboration revenue: Jounce did not recognize any revenue in the third quarter of 2020. License and collaboration revenue recognized during the third quarter of 2019 was comprised of $50.0 million of cash revenue related to Jounce’s license agreement with Celgene and $69.4 million of non-cash revenue recognition related to Jounce’s first strategic collaboration with Celgene, which ended in July 2019.
•Research and development expenses: Research and development expenses were $18.0 million for the third quarter of 2020, compared to $15.1 million for the same period in 2019. The increase in research and development expenses was primarily due to increased IND-enabling expenses for JTX-1811, external clinical and regulatory costs associated with the SELECT clinical trial and increased employee compensation costs.
•General and administrative expenses: General and administrative expenses were $7.1 million for the third quarter of 2020, compared to $6.5 million for the same period in 2019. The increase in general and administrative expenses was primarily due to increased employee compensation costs.
•Net (loss) income: Net loss was $24.9 million for the third quarter of 2020, resulting in basic and diluted net loss per share of $0.73. Net income was $98.9 million for the same period in 2019, resulting in a basic net income per share of $2.99 and diluted net income per share of $2.90. The increase in net loss was primarily attributable to no license and collaboration revenue in the third quarter of 2020 and an increase in operating expenses.

Financial Guidance:
Based on its current operating and development plans, Jounce continues to expect gross cash burn on operating expenses and capital expenditures for the full year 2020 to be approximately $80.0 million to $95.0 million.
Jounce expects its existing cash, cash equivalents and investments as of September 30, combined with the proceeds from Gilead, to be sufficient to enable the funding of its operating expenses and capital expenditure requirements into 2023.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 8009939. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About Jounce Therapeutics:
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. Jounce’s most advanced product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the SELECT Phase 2 trial. JTX-4014 is a PD-1 inhibitor intended for combination use in the SELECT trial and with Jounce’s broader pipeline. Jounce’s next development stage product candidate, JTX-8064, is a LILRB2 (ILT4) receptor antagonist shown to reprogram immune-suppressive tumor associated macrophages to an anti-tumor state. A Phase 1 trial evaluating JTX-8064 is planned to begin enrollment in the fourth quarter of 2020. Additionally, Jounce exclusively licensed worldwide rights to JTX-1811, a monoclonal antibody targeting CCR8 and designed to selectively deplete T regulatory cells in the tumor microenvironment, to Gilead Sciences, Inc. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations and plans, including without limitation, Jounce’s expectations regarding the timing, initiation, progress, results of and release of data for clinical trials of Jounce’s product candidates, including vopratelimab, JTX-4014 and JTX-8064, may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “expect,” “look forward” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks that the COVID-19 pandemic may disrupt Jounce’s business and/or the global healthcare system more severely than anticipated, which may have the effect of delaying enrollment and completion of Jounce’s clinical trials, or delaying timelines or data disclosures and regulatory submissions for its product candidates; Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; management of Jounce’s supply chain for the delivery of drug product and materials for use in clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
License and collaboration revenue—related party	$—	$119,445	$—	$147,872
Operating expenses:
Research and development	18,002	15,115	58,671	50,525
General and administrative	7,102	6,483	21,867	20,998
Total operating expenses	25,104	21,598	80,538	71,523
Operating (loss) income	(25,104)	97,847	(80,538)	76,349
Other income, net	203	1,025	1,238	3,177
(Loss) income before provision for income taxes	(24,901)	98,872	(79,300)	79,526
Provision for income taxes	2	12	14	36
Net (loss) income	$(24,903)	$98,860	$(79,314)	$79,490
Net (loss) income per share, basic	$(0.73)	$2.99	$(2.33)	$2.41
Net (loss) income per share, diluted	$(0.73)	$2.90	$(2.33)	$2.33
Weighted-average common shares outstanding, basic	34,159	33,112	34,081	33,015
Weighted-average common shares outstanding, diluted	34,159	34,141	34,081	34,160

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	September 30,		December 31,
	2020		2019
Cash, cash equivalents and investments	$105,281		$170,444
Working capital	$91,177		$159,297
Total assets	$135,833		$205,882
Total stockholders’ equity	$105,087		$174,593

Investor and Media Contacts:
Malin Deon
+1-857-259-3843
mdeon@jouncetx.com

Mark Yore
+1-857-200-1255
myore@jouncetx.com